Exhibit 99.1

December 14, 2005

Eric J. Kufel

330 W. Lawrence Road

Phoenix, AZ 85013

Dear Eric:

This letter sets forth the terms of your temporary employment as Interim Chief Executive Officer with Poore Brothers, Inc., a Delaware corporation (the “Company”).  You have agreed to serve as Interim CEO while the Company conducts a search for a permanent Chief Executive Officer.  You will report to the Board of Directors of the Company.

The Company will pay you a salary of $35,000.00 per month, a $1,000.00 per month car allowance, reimburse the cost of your cellular phone up to $200 per month, and provide you with a $1000.00 per month allowance for health benefits.  Applicable withholding will be deducted from these payments as required by law, and your salary will be paid on the Company’s regular paydays.  You will not be entitled to receive any stock options, bonuses (except in the sole discretion of the Board), or severance payments at the conclusion of your employment.

You will be an “at-will” employee, and either you or the Company may terminate your employment at any time, with or without cause, upon 60 days advance oral or written notice to the other party.  If you resign your employment, the Company reserves the right to accelerate your departure date.

To protect the Company’s intellectual property and confidential information, you will be required to sign a new Employee Proprietary Rights Agreement.

Thank you for agreeing to serve in this position.  If the terms of this agreement are acceptable, please execute this letter where indicated below and return it to me.

Sincerely,

/s/ Mark S. Howells

Mark S. Howells
On behalf of the Poore Brothers, Inc.
Board of Directors

ACCEPTED AND AGREED:

/s/ Eric J. Kufel	December 15, 2005
Eric J. Kufel	Date